Exhibit 10.60

FOURTH MODIFICATION AGREEMENT

THIS MODIFICATION is made by and among GRIFFIN CENTER DEVELOPMENT IV, LLC (“GDC IV”) and GRIFFIN CENTER DEVELOPMENT V, LLC (“GCD V”), Connecticut limited liability companies both having an address of 204 West Newberry Road, Bloomfield, Connecticut 06002 (GCD IV and GCD V sometimes the “Co-Borrowers”), GRIFFIN INDUSTRIAL REALTY, INC. (F/K/A GRIFFIN LAND & NURSERIES, INC.), a Delaware corporation with an address of 204 West Newberry Road, Bloomfield, Connecticut 06002 (“GIR”), and WEBSTER BANK, NATIONAL ASSOCIATION, a national association having a principal place of business at 145 Bank Street, Waterbury, Connecticut 06702  (the “Bank”).

STATEMENT OF FACTS

A.On December 17, 2002,  GCD IV executed and delivered to Bank a Promissory Note in the original principal amount of $9,750,000.00 (the “Loan”), as assumed by GCD V and modified pursuant to the terms of a certain Loan Assumption and Modification Agreement dated February 13, 2007 (“First Modification”), as further modified by Second Modification Agreement dated October 25, 2007 (“Second Modification”) and by Amended and Restated Promissory Note in the amount of $6,739,356.00 and Third Modification Agreement dated as of October 1, 2012 (“Third Modification”), the Amended and Restated Promissory Note as modified by the First Modification, the Second Modification and the Third Modification, the “Note”).

B.The Note is secured by, inter alia, a certain Open-End Mortgage Deed and Security Agreement on premises known as 5 Waterside Crossing and 7 Waterside Crossing, Windsor, Connecticut (the “Premises”) dated December 17, 2002 and recorded in Volume 1359 at Page 204 of the Windsor Land Records, as modified by the First Modification recorded in Volume 1586 at Page 233, the Second Modification recorded in Volume 1681 at Page 98 and the Third Modification recorded in Volume 1743 at Page 249 (collectively, the “Mortgage”), a certain Assignment of Leases and Rents on the Premises dated December 17, 2002 and recorded in Volume 1359 at Page 245 (as modified, the “Assignment”),  a certain UCC-1 Financing Statement filed with the Secretary of the State of Connecticut as Number 2176781 (“Financing Statement”), a certain Environmental Indemnification Agreement regarding the Premises dated December 17, 2002 (“Environmental Indemnification”), a certain Indemnification Agreement dated December 17, 2002 (“Indemnification”, the Note, Mortgage, Assignment, Financing Statement, Environmental Indemnification, Indemnification, and any other documents executed in connection with the Loan, the “Loan Documents”).

C.Co-Borrowers and Bank have entered into an ISDA Master Agreement dated June 7, 2012, together with all schedules and documents related thereto,  which provide for interest rate protection and may result in additional indebtedness of the Co-Borrowers, which is being amended by a new schedule and related documents of even date herewith  (collectively, the “Swap Agreements”), copies of which are on file in the offices of the Bank and Co-Borrowers;

D.Co-Borrowers have requested an extension of the maturity date of the Loan and certain other modifications to the terms of the Loan, and the Bank is prepared to accommodate the Co-Borrowers’ request subject to the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual promises herein contained,

IT IS AGREED:

1.The Note is hereby amended and restated in its entirety pursuant to the Amended and Restated Promissory Note in the remaining principal balance of $4,375,000.00 effective as of September 22, 2017, a copy of which is attached hereto as Exhibit A (“Amended Note”).

2.Effective as of September 22, 2017, the Note attached to the Mortgage as Exhibit  A is hereby replaced by the Amended Note.

3.The Mortgage, as amended herein, shall secure, without limitation, the payment and performance of all obligations of Co-Borrowers under the Swap Agreements.  All references to the Note in the Mortgage and other Loan Documents shall hereafter mean the Amended Note together with the Swap Agreements, and all references in the Loan Documents to the Mortgage shall hereafter mean to the Mortgage as modified by this Modification.

4.The Mortgage is hereby modified as follows:

a.The maturity date set forth in the last sentence of the first “Whereas” clause on Page 4 of the Mortgage is hereby deleted, and October 3, 2022 is substituted therefor.

b.The following is hereby added as the second “Whereas” clause on Page 4 of the Mortgage:

WHEREAS, Mortgagor and Mortgage entered into an ISDA Master Agreement dated June 7, 2012, together with all schedules and documents related thereto, as amended, which provide for interest rate protection and may result in additional indebtedness of the Mortgagor;

c.The following is hereby added to the end of Section 1.01 on Page 4 of the Mortgage:

Mortgagor shall pay all Indebtedness evidenced by the Amended Note and the interest thereon, together with all obligations and Indebtedness arising pursuant to the Swap Agreements, in lawful money of the United States at the time and in the manner set forth in the Amended Note and Swap Agreements, subject to any applicable grace periods.

-  2  -

d.Section 1.14 on Page 13 of the Mortgage is deleted.  The amount remaining in the Reserve Account established pursuant to Section 1.14 of the Mortgage as of the date of this Agreement shall be applied to the principal due under the Note.

e.The next test of the debt service coverage ratio under Section 1.19 of the Mortgage shall take place as of November 30, 2018 for the fiscal year ending November 30, 2018, and future testing shall be done as of the end of Co-Borrowers’ fiscal year.

f.The following is added to the Mortgage as Section 5.20:

“5.20SPRINGING MASTER LEASE.  In the event that Hanover Insurance Company does not renew its lease or vacates the Property upon expiration of its lease, Griffin Industrial Realty, Inc.  shall execute and deliver a master lease of the vacated premises containing terms and conditions reasonably acceptable to Mortgagee, including without limitation, rental terms sufficient to satisfy the required 1.25 times debt service coverage ratio provided for under this Mortgage.  Such master lease shall remain in effect until the earlier of: (a) leasing of space in the Property which enables Mortgagor to achieve and maintain a DSCR of 1.25 times for the remaining term of the Loan; or (b) until the maturity date of the Loan.”

5.The Assignment is hereby modified to add the following as Section 4(h)

“(h) shall not enter into future leases at the Property or amendments to any existing leases without obtaining the prior written approval of Mortgagee, which shall be exercised in Mortgagee’s sole but reasonable discretion.”

6.Co-Borrowers and GIR hereby represent and warrant to Bank that:

a.As of the date of this Modification, there exists no default or Event of Default (as defined in the Loan Documents) and no circumstance which would constitute an Event of Default after the giving of notice or the passage time, or both;

b.The outstanding principal balance of the indebtedness evidenced by the Note as of the date hereof is due and owing pursuant to the terms of the Note and Loan Documents without any claim, offset, or defense by or from the Co-Borrowers, all of which are hereby specifically waived and released;

c.No claim, counterclaim, offset, or defense exists as of the date hereof with respect to the full and timely performance of all other duties, obligations, covenants and warranties of the Co-Borrowers or GIR set forth in the Loan Documents, all of which are specifically waived and released;

-  3  -

d.There are no claims, litigation, or proceedings pending or, to the best of the knowledge of the Co-Borrowers or GIR, threatened against the Co-Borrowers or GIR which, if determined against them, will materially and adversely affect the ability of the Co-Borrowers or GIR  to perform any duties and obligations under the Loan Documents;

e.GIR consents to the execution and delivery by the Co-Borrowers of the Amended Note and agrees that the Environmental Indemnification and the Indemnification shall apply and extend to the Loan as amended by the Amended Note and herein and that it shall remain fully bound by and liable under the terms of the Environmental Indemnification and the Indemnification.

7.In order to further secure their obligations under the Amended Note, Co-Borrowers grant to Bank the Premises, with MORTGAGE COVENANTS, and subject to all the terms, covenants and conditions as originally set forth in the Mortgage.

8.The indebtedness evidenced by the Loan Documents continues outstanding, and the execution and delivery to the Bank of this Modification does not constitute the creation of a new debt or the extinguishment of the debt evidenced by the Loan Documents but constitutes only an amendment of certain of the terms with respect thereto, and the execution and delivery of this Modification does not in any way affect the existing lien created by the Mortgage or the priority of the Mortgage, and each of the Co-Borrowers hereby acknowledges such Mortgage continues to be a valid first Mortgage on the Premises.

9.Nothing contained herein shall operate to release the Co-Borrowers from their liability to pay the Amended Note and to keep and perform the terms, conditions, obligations and agreements contained in the Loan Documents and in all other documents relating to and securing repayment of the Amended Note.

10.Co-Borrowers and GIR each hereby releases the Bank from any and all liability arising directly or indirectly with respect to the Amended Note, the Loan Documents, the debt evidenced or governed by any of the Loan Documents, and any and all actions taken by the Bank with respect to the transactions contemplated therein.

11.The Bank hereby notifies each of the Co-Borrowers and GIR that it is subject to the U.S.A. Patriot Act (Title 111 of PUB. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies of the Co-Borrowers and GIR and other information that will allow the Bank to identify of the Co-Borrowers and GIR in accordance with the Patriot Act.  Each of the Co-Borrowers and GIR hereby consents to the Bank’s sharing of such information, and all other information in the possession of the Bank, to the extent required by any law, regulation or guideline applicable to the Bank.

12.If for any reason this Modification or the application thereof to any party or circumstances shall be alleged or determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, then the Bank may at its option rely on the terms and conditions

-  4  -

of the Loan Documents as in existence immediately prior to the execution of this Modification and enforce any of Bank’s rights and remedies thereunder.

13.The Amended Note and all other Loan Documents shall remain in full force and effect and shall be binding upon the parties and their respective heirs, successors and assigns.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

-  5  -

SIGNED as of this 22nd day of September,  2017.

Witnessed by:	GRIFFIN CENTER DEVELOPMENT IV, LLC
By: River Bend Holdings, LLC
Its Sole Member

/s/ Kelly Poudrette	By: Griffin Industrial, LLC
Kelly Poudrette	Its Sole Member

By: Anthony J. Galici
/s/ Matthew A. Homa	Anthony J. Galici
Matthew A. Homa	Its Vice President and Chief Financial Officer

Witnessed by:	GRIFFIN CENTER DEVELOPMENT V, LLC
By: River Bend Holdings, LLC
Its Sole Member

/s/ Kelly Poudrette	By: Griffin Industrial, LLC
Kelly Poudrette	Its Sole Member

By: Anthony J. Galici
/s/ Matthew A. Homa	Anthony J. Galici
Matthew A. Homa	Its Vice President and Chief Financial Officer

Witnessed by:	GRIFFIN INDUSTRIAL REALTY, INC. (F/K/A
GRIFFIN LAND & NURSERIES, INC.
/s/ Kelly Poudrette
Kelly Poudrette
By: Anthony J. Galici
/s/ Matthew A. Homa	Anthony J. Galici
Matthew A. Homa	Its Vice President and Chief Financial Officer

-  6  -

Bloom
STATE OF CONNECTICUT	)
	)	ss. Bloomfield
COUNTY OF HARTFORD	)

The foregoing instrument was acknowledged before me this 19th day of September, 2017 by Anthony J. Galici, Vice President and Chief Financial Officer of Griffin Industrial, LLC, a Connecticut limited liability company, which is the sole member of River Bend Holdings, LLC, a Connecticut limited liability company which is the sole member of Griffin Center Development IV, LLC and Griffin Center Development V, LLC, Connecticut limited liability companies, on behalf of the companies.

/s/Randy
/s/ Randy Gudauskas
Randy Gudauskas

Notary Public
My commission expires: April 30, 2020

-  7  -

/s/Sea
Witnessed by:	WEBSTER BANK, NATIONAL ASSOCIATION

/s/ Catherine P. Doner
Catherine P. Doner
By: /s/ Sean Mulready
/s/ John Marchtel	Sean Mulready
John Marchtel	Its Senior Vice President

Har
STATE OF CONNECTICUT	)
	)	ss. Hartford
COUNTY OF HARTFORD	)

The foregoing instrument was acknowledged before me this 21st day of September, 2017 by Sean Mulready,  Senior Vice President of Webster Bank, National Association, a national banking association, on behalf of the association.

/s/ Catherine P. Doner
Catherine P. Doner

Notary Public
My commission expires: November 30, 2019

-  8  -

Exhibit A

Reference is made to that certain Promissory Note in the original principal amount of NINE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($9,750,000.00) from GRIFFIN CENTER DEVELOPMENT IV, LLC  to WEBSTER BANK, NATIONAL ASSOCIATION (“Lender”) dated December 17, 2002  the obligations under which were assumed by GRIFFIN CENTER DEVELOPMENT V, LLC (together with Griffin Center Development IV, LLC, “Co-Borrowers”) pursuant to the terms of that certain Loan Assumption and Modification Agreement by and among Lender and Co-Borrowers dated February 13, 2007, and which was previously modified by Amended and Restated Promissory note in the original principal amount of SIX MILLION SEVEN HUNDRED THIRTY-NINE THOUSAND THREE HUNDRED FIFTY-SIX DOLLARS ($6,739,356.00)dated as of October 1, 2012(referred to herein as the “Original Note”).

Co-Borrowers and Lender desire to modify the terms of the Original Note and hereby agree to amend and restate the Original Note in its entirety pursuant to the terms of the following Amended and Restated Promissory Note. The execution and delivery of this Amended and Restated Promissory Note by Co-Borrowers, and the acceptance by Lender, is not intended, and shall not be deemed or construed, to effect a novation or to pay, satisfy or discharge all or any part of the outstanding indebtedness evidenced by the Original Note, the security interests, or contractual and legal rights securing all or any part of such indebtedness. The indebtedness evidenced by this Amended and Restated Promissory Note shall constitute a substitution of the indebtedness outstanding under the Original Note, which indebtedness shall continue to be outstanding and shall be due and payable in accordance with the terms of this Amended and Restated Promissory Note. The Original Note and this Amended and Restated Promissory Note shall constitute one and the same obligation.

AMENDED AND RESTATED PROMISSORY NOTE

$4,375,000.00	Bloomfield, Connecticut	Effective as of
September 22, 2017

FOR VALUE RECEIVED, GRIFFIN CENTER DEVELOPMENT IV, LLC and GRIFFIN CENTER DEVELOPMENT V, LLC, Connecticut limited liability companies both having an address of 204 West Newberry Road, Bloomfield, Connecticut 06002 (the “Co-Borrowers”), hereby promise to pay to the order of WEBSTER BANK, NATIONAL ASSOCIATION (the “Holder” or the “Bank”) at 145 Bank Street, Waterbury, Connecticut 06702, the principal sum of FOUR MILLION THREE HUNDRED SEVENTY-FIVE

-  9  -

THOUSAND DOLLARS ($4,375,000.00) (the “Loan”, the instrument evidencing the Loan, this “Note”) in lawful money of the United States, and to pay interest on the outstanding principal balance due under this Note at the rate or rates set forth in Paragraph (2) below, and to pay all taxes levied or assessed upon said principal sum against any Holder of this Note (other than income taxes) and all costs, including reasonable attorneys' fees incurred in the collection of this Note, in the foreclosure of any mortgage or security interest now or hereafter securing the same, or in any proceedings to otherwise enforce or protect this Note or any security therefor. Interest on this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed.

This Note is subject to all of the following terms and conditions:

(1)Principal Repayment.

(a)Repayment Schedule.  If not sooner paid or demanded, the principal balance of this Note shall be due and payable in monthly installments, as set forth on Schedule A attached hereto (based on a 25 year amortization schedule), commencing on November 1, 2017 and continuing on the first (1st) day of each and every month thereafter, with a final payment in the amount of the then outstanding principal balance hereunder plus all interest accrued hereon to be due and payable on October 3, 2022 (the “Maturity Date”).

All amounts owing under this Note and interest thereon shall be payable in legal tender of the United States of America. The Bank is authorized, but not required, to charge any payment due hereunder to any account of the Co-Borrowers at the Bank. In the event a payment hereunder is due on a Saturday, Sunday or legal holiday, payment shall be due on the succeeding business day.

(b)Evidence of Debt.  The Bank will enter an appropriate notation on its books and records evidencing the interest rate applicable to the outstanding balance hereof, each repayment on account of the principal thereof, and the amount of interest paid. The Co-Borrowers agree that, in the absence of manifest error, the books and records of the Bank shall constitute rebuttable presumption of the amount owing to the Bank pursuant to this Note.

(2)Interest.

(a)Interest Rates, Payment of Interest.  So long as no Event of Default has occurred, the Loan shall bear interest at a rate per annum equal to the LIBOR Rate (as hereinafter defined) plus two hundred seventy-five (275) basis points for an interest period (herein an “Interest Period”) of one month. Interest on the Loan shall be payable on the first day of each month following the last day of each Interest Period. The Bank is authorized, but not required, to charge any payment due hereunder to any account of the Co-Borrowers at the Bank.

-  10  -

(b)Interest Periods.  With respect to each Interest Period:

(i) all payment dates herein shall be subject to and adjusted in accordance with the "Following Business Day Convention".  The Following Business Day Convention shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day and provides that, in such event, such date shall be adjusted to the first following day that is a Business Day, except that if such following day shall be a day in the following month, such date shall be adjusted to the immediately preceding Business Day; and

(ii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (i) above) end on the last day of such calendar month; and

(iii) any Interest Period which would end after the Maturity Date shall end on the Maturity Date.

(3)Additional Charges.

(a)Additional Payments.  If the Bank shall deem applicable to this Note, any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable thereto or cause to be included in, any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Bank any cost that is attributable to the maintenance of the Loan, then, and in each such event, the Bank shall notify the Co-Borrowers thereof and the Co-Borrowers shall pay the Bank, within thirty (30) days of receipt of such notice, such amount as will compensate the Bank for any such cost, which determination may be based upon the Bank's reasonable allocation of the aggregate of such costs resulting from such events. In the event any such cost is a continuing cost, a fee payable to the Bank may be imposed upon the Co-Borrowers periodically for so long as any such cost is deemed applicable to the Bank in an amount determined by the Bank to be necessary to compensate the Bank for any such cost. The determination by any Bank of the existence and amount of any such cost shall, in the absence of manifest error, be conclusive.

(b)Indemnity.  The Co-Borrowers agree to indemnify the Bank and to hold the Bank harmless from any loss or expense that it may sustain or incur as a consequence of any prepayment (whether optional or mandatory) hereunder or any default by the Borrower in the payment of the principal of or interest hereunder, including, but not limited to, expenses, costs or any interest payable by the Bank to lenders of funds

-  11  -

obtained by it in order to make or maintain its LIBOR Rate hereunder. In addition, in the event that this Loan is prepaid on or before October 1, 2019, Co-Borrowers shall pay a prepayment fee equal to one half of one percent (0.5%) of the remaining balance so prepaid.

(c)Late Charge.  Except for the last payment due at maturity, Co-Borrowers shall pay a “late charge” equal to five (5%) percent of any installment of principal or interest, or of any other amount due to the Bank which is not paid within ten (10) days of the due date thereof to defray the extra expense involved in handling such delinquent payment. The minimum late charge shall be Fifty Dollars ($50.00).

(d)Default Rate.  Notwithstanding any provision contained in this Note to the contrary, from the date of the occurrence of any default under this Note, and so long as such default shall be continuing, and after judgment and until collection, or after maturity or demand for payment, interest shall accrue at the variable rate equal to five (5) percentage points per annum greater than the otherwise applicable rate on the outstanding principal balance of this Note, regardless of whether or not there has been an acceleration of the payment of principal and interest as herein set forth.

(e)Expenses.  Co-Borrowers further promise to pay to the Bank, as incurred, and as an additional part of the unpaid principal balance, all reasonable costs, expenses and reasonable attorneys' fees incurred (i) in the preparation, protection, modification, collection, defense or enforcement of all or part of this Note or any guaranty hereof, or (ii) in the foreclosure or enforcement of any mortgage or security interest which may now or hereafter secure either the debt hereunder or any guaranty thereof, or (iii) with respect to any action taken to protect, defend, modify or sustain the lien of any such mortgage or security agreement, or (iv) with respect to any litigation or controversy arising from or connected with this Note or any mortgage or security agreement or collateral which may now or hereafter  secure this Note, or (v) with respect to any act to protect, defend, modify, enforce or release any of its rights or remedies with regard to, or otherwise effect  collection of, any collateral which may now or in the future secure this Note or with regard to or against Co-Borrowers or any endorser, guarantor or surety of this Note.

(4)Basis For Determining Interest Rate Inadequate or Unfair.  In the event that the Bank shall have determined that (a) by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for determining the LIBOR Rate or Eurodollar deposits in the relevant amount and for the relevant maturity are not available to the Bank in the interbank Eurodollar market, or (b) any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof shall make it unlawful or impossible for the Bank to make or maintain or fund loans based on LIBOR, or (c) the LIBOR Rate does not reflect the way the Bank then sets its cost of funds, then the Bank shall give the Borrower prompt notice of such determination.  If such notice is given, then the Bank shall select a substitute method of determining the Interest Rate as indicated in the notice given to the Borrower, which method

-  12  -

shall, in the Bank's estimation, yield a rate of return to the Bank substantially equivalent to the rate of return that the Bank would have expected to receive if the LIBOR Rate still had been available.  Until such notice has been withdrawn, the Bank shall have no obligation to make advances based on the LIBOR Rate or maintain outstanding advances based on the LIBOR Rate.

(5)Definitions.

(a) “Business Day” shall mean any day on which commercial banks are open for domestic and international business including dealings in Dollar deposits in London, England, New York, New York, and Hartford, Connecticut

(b) “LIBOR Rate” shall mean the rate of interest in U.S. Dollars (rounded upwards, at the Bank’s option, to the next 1/8th of one percent unless a Hedging Contract between the Borrower and the Bank is in effect at such time with respect to the Loan in which case the rounding will be to the nearest one hundred-thousandth of a percentage point in accordance with Section 8.1 of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc.) equal to the Intercontinental Exchange Benchmark Administration Ltd. ("ICE", or the successor thereto if ICE is no longer making a London Interbank Offered Rate available) (“ICE LIBOR”) quoted rate for the equivalent Interest Period as published by such commercially available source providing quotations of ICE LIBOR as designated by the Bank from time to time at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period.   Such LIBOR Rate shall be increased by the maximum marginal reserve percentage as prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirement for Webster Bank, National Association for Eurodollar deposits having a maturity equal to the Interest Period. In the event that the LIBOR Rate at any time is a negative number, the LIBOR Rate shall be deemed to be zero unless a Hedging Contract between the Borrower and the Bank is in effect at such time with respect to the Loan.

(6)Events of Default.  Each of the following shall constitute an “Event of Default” hereunder:

(a) Failure by Co-Borrowers to pay or perform beyond any applicable notice and cure periods any of their liabilities or obligations to Bank (whether under this Note or any other note, guaranty, document, instrument or agreement evidencing, securing or governing any obligation of the Co-Borrowers under any note or guaranty or otherwise) when due to be paid or performed; or

(b) Failure by Co-Borrowers to comply beyond any applicable notice and cure periods with the terms of, or the occurrence of default under, this Note or the Open-End Mortgage Deed and Security Agreement in favor of  the Bank dated December 17, 2002, as modified by Loan Assumption and Modification Agreement dated February 13, 2007, by Second Modification Agreement dated October 17, 2007, by Third Modification Agreement dated as of  October 1, 2012 and by Fourth Modification Agreement of even

-  13  -

date herewith (“Mortgage”), or any other mortgage, pledge or security agreement or other agreement or document which may now or hereafter govern, evidence or secure this Note (“Loan Documents”).

(7)Interest Rate Protection Agreement(s).  In connection with the execution of this Amended and Restated Promissory Note, Co-Borrowers have entered into one or more interest rate hedge or protection agreements for the term of this Note. Such agreement or agreements have been approved by the Bank and shall not be modified in any manner without the prior written consent of the Bank.

(8)Acceleration.  Upon the occurrence of any Event of Default hereunder, all advances outstanding hereunder, together with accrued interest thereon and charges incurred with respect thereto, shall become immediately due and payable, at the option of the Bank and any obligation of the Bank to advance hereunder shall terminate, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Co-Borrowers.

(9)Set-off.   Upon the occurrence of an Event of Default hereunder, the Bank is hereby authorized at any time from time to time, without notice to the Co-Borrowers (any such notice being expressly waived by the Co-Borrowers) to set-off and apply any and all deposits (general or special, time or demand, provisional or final), credits, collateral and property at any time held by, in transit to or in the safekeeping, custody or control of, the Bank or any entity under the control of Webster Financial Corporation (and shall include any other obligation at any time owing by the Bank or any entity under the control of Webster Financial Corporation to or for the credit or the account of the Co-Borrowers) against any and all of the obligations of the Co-Borrowers, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured.

(10)Indemnification.  In consideration of the Bank’s making of the Loan hereunder and in addition to all other obligations of Borrower under this Note, the Co-Borrowers hereby agree to defend, protect, indemnify and hold harmless the Bank and its successors, assigns, officers, directors, employees and agents, including, without limitation, those retained in connection with the transactions contemplated by this Note (collectively, the "Indemnitees"), from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (irrespective of whether any such Indemnitees are a party to any action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnifiable Liabilities") incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance or enforcement of this Note and any instrument, document or agreement executed pursuant hereto; (b) the Bank’s status as lender to, or creditor of, the Co-Borrowers; or (c) the operation of the Co-Borrowers’ business from and after the date hereof, provided that neither of the Co-Borrowers shall be required to indemnify any Indemnitee for any Indemnifiable Liabilities resulting from such Indemnitee's own gross negligence or willful misconduct.  To the extent that the foregoing undertaking by the Co-Borrowers may be unenforceable for any reason, the Co-Borrowers shall make the maximum contribution to the

-  14  -

payment and satisfaction of each of the Indemnifiable Liabilities which is permissible under applicable law.

(11)Rights of Bank.  In addition to any rights the Bank may have hereunder, under the Loan Documents, or under any other instrument, document or agreement which may now or hereafter evidence, govern, or secure this Note, the Bank shall have all the rights of a creditor under the laws of the State of Connecticut and the case law interpreting the same. Nothing contained herein shall be construed as limiting or restricting any rights the Bank may have, whether statutory or otherwise, including, without limitation, all rights of set-off as may exist under law.

(12)Use of Proceeds.  The Co-Borrowers shall use the proceeds of the Loan for general commercial purposes, provided that no part of such proceeds will be used, in whole or in part, for the purpose of (i) acquiring all or a portion of the assets or stock of any person, firm or corporation or (ii) purchasing or carrying any “margin security” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

(13)Consent to Credit Verification. The Co-Borrowers and any guarantor hereby agree that Bank shall have the right at any time and from time to time to verify credit information supplied by the undersigned.

(14)Replacement Notes. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Co-Borrowers will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

(15)Successors and Assigns. Sales and Participations.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Co-Borrowers, the Bank and their respective successors and assigns.

(b) The Bank shall have the unrestricted right at any time or from time to time, and without  Co-Borrowers’ consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, and "Assignee"), and Co-Borrowers agree that they shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing.  In addition, at the request of Bank and any such Assignee, Co-Borrowers shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of

-  15  -

the respective commitments and loans held by such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

(c) Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Co-Borrowers, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Bank's obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Co-Borrowers, Bank shall remain responsible for the performance of their obligations hereunder and Co-Borrowers shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder. In furtherance of the foregoing, Bank may furnish any information concerning Co-Borrowers in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

(16)Counterparts, Electronic Communications.

(a) This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument; and

(b) The Bank and the Co-Borrowers hereby agree to the conduct of transactions by electronic means and that each hereby agrees that each will accept “electronic signatures” (as defined in the Connecticut Uniform Electronic Transactions Act – Chapter 15 of the Connecticut General Statutes) on all notices, certificates and communications as original signatures and entitled to full recognition as original signatures.

(17)PREJUDGMENT REMEDY WAIVER.  CO-BORROWERS HEREBY WAIVE THE RIGHT THEY MAY HAVE TO PRIOR NOTICE OF AND A HEARING ON THE RIGHT OF ANY HOLDER OF THIS NOTE TO A PREJUDGMENT REMEDY, WHICH REMEDY ENABLES SAID HOLDER BY WAY OF ATTACHMENT, FOREIGN ATTACHMENT, GARNISHMENT OR REPLEVIN TO DEPRIVE ANY OF THEM OF, OR AFFECT THE USE, POSSESSION OR ENJOYMENT BY ANY OF THEM OF, ANY OF

-  16  -

THEIR PROPERTY AT ANY TIME PRIOR TO JUDGMENT IN ANY LITIGATION INSTITUTED IN CONNECTION WITH THIS NOTE.

(18)WAIVER OF TRIAL BY JURY.  CO-BORROWERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST CO-BORROWERS IN RESPECT OF THIS NOTE OR ANY GUARANTY OR ENDORSEMENT OF THIS NOTE.

(19)Other Rights and Waivers.  The Co-Borrowers hereby waive presentment for payment, protest and notice of dishonor, and hereby agree to any extension or delay in the time for payment or enforcement, to renewal of this Note and to any substitution or release of any collateral, all without notice and without any affect on its liabilities. Any delay on the part of the Holder hereof in exercising any right hereunder or under any mortgage or security agreement which may secure this Note shall not operate as a waiver. The rights and remedies of the Holder hereof shall be cumulative and not in the alternative, and shall include all rights and remedies granted herein, in any document referred to herein, and under all applicable laws

(20)Acknowledgement of Copy, Authorization.  Co-Borrowers acknowledge receipt of a copy of this Note. The Bank is hereby authorized, but not required, to charge any amount due under this Note to any account of the Co-Borrowers at the Bank.

(21)Connecticut Law.  This Note and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the law of Connecticut.

(22)Severability.  If any provision of this Note is deemed void, invalid or unenforceable under applicable law, such provision is and will be deemed to be totally ineffective to that extent, but the remaining provisions shall be deemed unaffected and shall remain in full force and effect.

(23)Joint and Several.  The obligations of the Co-Borrowers hereunder shall be deemed to be joint and several, and the release by the Bank of either of the Co-Borrowers, or settlement with it, shall not operate to prejudice the rights of the Bank against the other Co-Borrower hereunder.

(24)Survival.  The obligations of the Co-Borrowers under Paragraph 3 of this Note shall survive the payment of this Note for a period of one (1) year from the date on which this Note is paid in full.

(25)Non-Recourse.  Subject to the qualifications set forth below, Bank shall not enforce the liability and obligation of Co-Borrowers to perform and observe the obligations contained in this Note and the other Loan Documents by an action or proceeding wherein a money judgment shall be sought against Co-Borrowers, except that Bank may bring a foreclosure action, an action for specific performance, or any other appropriate action or proceeding to enable Bank to enforce and realize upon this Note, the Mortgage, or the other Loan Documents, and Co-Borrowers’ interest in the property mortgaged to secure this Note (the

-  17  -

“Mortgaged Property”) and any other collateral given to Bank pursuant to the Mortgage and other Loan Documents; provided,  however, that, except as specifically provided in this Section, any judgment in any such action or proceeding shall be enforceable against Co-Borrowers only to the extent of Co-Borrowers’ interest in the Mortgaged Property and in any other collateral given to Bank. Subject to the qualifications set forth below, Bank, by accepting this Note, the Mortgage and other Loan Documents, agrees that, except with respect to the Environmental Indemnification Agreement executed and delivered to Bank in connection with the Loan, it shall not sue for, seek or demand any deficiency judgment against Co-Borrowers in any such action or proceeding, under, by reason of, or in connection with this Note or the Mortgage.

The provisions of this Section shall not, however, (A) constitute a waiver, release or impairment of any obligation evidenced or secured by this Note, the Mortgage, or the other Loan Documents; (B) impair the right of Bank to name Co-Borrowers as party defendants in any action or suit for foreclosure and sale under the Mortgage; (C) affect the validity or enforceability of any guaranty or indemnity made in connection with this Note, the Mortgage, or the other Loan Documents; (D) impair the right of Bank to obtain the appointment of a receiver; (E) impair the enforcement of any other Loan document; (F) impair the right of Bank to bring suit with respect to fraud or misrepresentation by Co-Borrowers or any other person or entity in connection with the Loan, this Note, the Mortgage, or the other Loan Documents; (G) affect the validity or enforceability of that certain Environmental Indemnification agreement dated December 17, 2002, as amended, from Co-Borrowers and Griffin Land & Nurseries, Inc.(“Indemnitor”) in favor of Bank, or limit the liability or recourse of Co-Borrowers or any other party thereunder; or (H) affect the validity or enforceability of that certain Indemnification Agreement dated December 17, 2002 by Indemnitor in favor of Bank, or limit the liability or recourse of Indemnitor or any other party thereunder.

Nothing set forth in this Note shall be deemed to be a waiver of any right which Bank may have under Section 506(a), 506(b), 1111(b), or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgage or to require that all collateral shall continue to secure all of the indebtedness owing to Bank in accordance with this Note and the other Loan Documents.

Notwithstanding any other provisions in this Note, the Mortgage, or the other Loan Documents, Co-Borrowers shall be fully liable for and shall indemnify Bank for any or all loss, cost, liability, judgment, claim, damage or expense sustained, suffered or incurred by Bank (including, without limitation, Bank’s reasonable attorneys’ fees) arising out of or attributable or relating to and inclusive of (A) through (G) below:

(A) fraud, misrepresentation or criminal acts by Maker or any guarantor of the Loan or their respective shareholders, officers, directors, principals, agents, employee or affiliates in connection with the Loan;

(B) gross negligence or willful misconduct of Maker or any guarantor of the Loan or their respective members, officers, directors, principals, agents, employees or affiliates with respect to their obligations to Payee or with respect to the operation of the Mortgaged Property,

-  18  -

or the physical waste of the Mortgaged Property;

(C) breach of provisions in the Mortgage concerning the Environmental Laws, and/or Hazardous substances (as such terms are defined in the Mortgage), and any indemnification of Payee therein, in the environmental Indemnity Agreement or in any other Loan Document with respect to such Environmental Laws and/or Hazardous Substances;

(D) removal or disposal of any portion of the Mortgaged Property after default under this Note, the Mortgage, the Environmental Indemnity Agreement, or any other Loan Document;

(E) misapplication or conversion by Maker or any guarantor of (1) any insurance proceeds paid by reason of any loss, damage or destruction to the Mortgaged Property; (2) any awards or other amounts received in connection with the condemnation of all or a portion of the Mortgaged Property; or (3) rents, income, accounts receivable, issues, profits, proceeds, accounts or other amounts received by Maker or any guarantor (in the case of clause (3), following an Event of Default under this Note, the Mortgage or any of the other Loan Documents);

(F) Mortgagor’s failure to pay taxes, assessments, charges for labor or materials or other charges that result in liens on any portion of the Mortgaged Property, to the extent that such taxes, assessments, or charges are due following an Event of Default under this Note, the Mortgage, or any of the other Loan Documents, and rental income was available to pay such taxes, assessments or charges on a timely basis;

(G) any security deposits, advance deposits or retained rents and profits collected with respect to the Mortgaged Property which are not delivered to Payee upon a foreclosure of the Mortgaged Property or action in lieu thereof.

The agreement of Payee not to pursue recourse liability as set forth above SHALL BE AND BECOME NULL AND VOID and shall be of no further force and effect if:

(A) Maker files for relief or protection under any federal, state or other bankruptcy, insolvency, reorganization or other creditor-relief laws, or any involuntary filing or petition is made, under any of such laws, against Maker by any of their respective creditors (other than Payee) and such involuntary filing is not unconditionally dismissed or vacated within ninety (90) days; and

(B) any financial information concerning Maker or any guarantor provided by Maker or any guarantor (or their agents, employees or authorized representatives) is fraudulent in any respect, contains any fraudulent information or misrepresents in any material respect the financial condition of Maker or any guarantor or Maker fails to deliver such financial information.

-  19  -

Upon the occurrence of any of the foregoing events, Maker shall have full recourse liability for all sums due under the Loan Documents, jointly and severally with any guarantors of repayment of such sums.

The provisions of this Note regarding the limited non-recourse nature of the indebtedness evidenced by this Note shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of power of sale, acceptance by Payee of a deed in lieu of foreclosure or repayment of the sums secured hereby and shall not be affected or limited by any provision if the Loan Documents, the effect of which is to limit the liability of Maker to Maker’s interest in the Mortgaged Property.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

-  20  -

GRIFFIN CENTER DEVELOPMENT IV, LLC
By River Bend Holdings, LLC
Its Sole Member

By Griffin Industrial, LLC
Its Sole Member

By: /s/Anthony J. Galici
Anthony J. Galici
Its Vice President and Chief Financial Officer

GRIFFIN CENTER DEVELOPMENT V, LLC
By River Bend Holdings, LLC
Its Sole Member

By Griffin Industrial, LLC
Its Sole Member

By: /s/Anthony J. Galici
Anthony J. Galici
Its Vice President and Chief Financial Officer

-  21  -

Schedule A

			Notional	Principal Payment
Number	Accrual	Period	Balance	1st Day of Accrual
1	09/22/17	11/01/2017	4,375,000.00	-
2	11/01/2017	12/01/2017	4,367,318.44	7,681.56
3	12/01/2017	01/02/2018	4,359,606.79	7,711.65
4	01/02/2018	02/01/2018	4,351,864.94	7,741.85
5	02/01/2018	03/01/2018	4,344,092.76	7,772.18
6	03/01/2018	04/03/2018	4,336,290.14	7,802.62
7	04/03/2018	05/01/2018	4,328,456.96	7,833.18
8	05/01/2018	06/01/2018	4,320,593.10	7,863.86
9	06/01/2018	07/02/2018	4,312,698.44	7,894.66
10	07/02/2018	08/01/2018	4,304,772.86	7,925.58
11	08/01/2018	09/04/2018	4,296,816.24	7,956.62
12	09/04/2018	10/01/2018	4,288,828.46	7,987.78
13	10/01/2018	11/01/2018	4,280,809.39	8,019.07
14	11/01/2018	12/03/2018	4,272,758.91	8,050.48
15	12/03/2018	01/02/2019	4,264,676.90	8,082.01
16	01/02/2019	02/01/2019	4,256,563.24	8,113.66
17	02/01/2019	03/01/2019	4,248,417.80	8,145.44
18	03/01/2019	04/01/2019	4,240,240.46	8,177.34
19	04/01/2019	05/01/2019	4,232,031.09	8,209.37
20	05/01/2019	06/03/2019	4,223,789.56	8,241.53
21	06/03/2019	07/01/2019	4,215,515.76	8,273.80
22	07/01/2019	08/01/2019	4,207,209.55	8,306.21
23	08/01/2019	09/03/2019	4,198,870.81	8,338.74
24	09/03/2019	10/01/2019	4,190,499.41	8,371.40
25	10/01/2019	11/01/2019	4,182,095.22	8,404.19
26	11/01/2019	12/02/2019	4,173,658.11	8,437.11
27	12/02/2019	01/02/2020	4,165,187.96	8,470.15
28	01/02/2020	02/03/2020	4,156,684.63	8,503.33
29	02/03/2020	03/02/2020	4,148,148.00	8,536.63
30	03/02/2020	04/01/2020	4,139,577.93	8,570.07
31	04/01/2020	05/01/2020	4,130,974.30	8,603.63
32	05/01/2020	06/01/2020	4,122,336.97	8,637.33
33	06/01/2020	07/01/2020	4,113,665.81	8,671.16
34	07/01/2020	08/03/2020	4,104,960.69	8,705.12
35	08/03/2020	09/01/2020	4,096,221.47	8,739.22
36	09/01/2020	10/01/2020	4,087,448.02	8,773.45
37	10/01/2020	11/02/2020	4,078,640.21	8,807.81
38	11/02/2020	12/01/2020	4,069,797.90	8,842.31
39	12/01/2020	01/04/2021	4,060,920.96	8,876.94
40	01/04/2021	02/01/2021	4,052,009.25	8,911.71

-  22  -

41	02/01/2021	03/01/2021	4,043,062.64	8,946.61
42	03/01/2021	04/01/2021	4,034,080.99	8,981.65
43	04/01/2021	05/04/2021	4,025,064.16	9,016.83
44	05/04/2021	06/01/2021	4,016,012.01	9,052.15
45	06/01/2021	07/01/2021	4,006,924.41	9,087.60
46	07/01/2021	08/02/2021	3,997,801.22	9,123.19
47	08/02/2021	09/01/2021	3,988,642.29	9,158.93
48	09/01/2021	10/01/2021	3,979,447.49	9,194.80
49	10/01/2021	11/01/2021	3,970,216.68	9,230.81
50	11/01/2021	12/01/2021	3,960,949.71	9,266.97
51	12/01/2021	01/04/2022	3,951,646.45	9,303.26
52	01/04/2022	02/01/2022	3,942,306.75	9,339.70
53	02/01/2022	03/01/2022	3,932,930.47	9,376.28
54	03/01/2022	04/02/2022	3,923,517.47	9,413.00
55	04/02/2022	05/03/2022	3,914,067.60	9,449.87
56	05/03/2022	06/01/2022	3,904,580.72	9,486.88
57	06/01/2022	07/01/2022	3,895,056.68	9,524.04
58	07/01/2022	08/01/2022	3,885,495.34	9,561.34
59	08/01/2022	09/01/2022	3,875,896.55	9,598.79
60	09/01/2022	10/03/2022	3,866,260.16	9,636.39

-  23  -